Exhibit 10.1

Med-Tech Solutions, Inc.
1177 West Hastings Street
Vancouver, BC V6E 2KE Canada

June 14, 2007

Dear Sirs,

We refer to the Acquisition Agreement dated March 26, 2007 (“Acquisition Agreement”), among The Four Rivers BioEnergy Company Inc., a Kentucky corporation (“Company”), certain shareholders of the Company (“Shareholders”), and Med-Tech Solutions, Inc., a Nevada corporation (“Purchaser”), providing for the purchase of the Company by the Purchaser and certain provisions relating to the financing and construction of a bio ethanol production plant in Kentucky.  Terms not otherwise defined in this variation agreement, (“Variation Agreement”) shall have the meanings assigned to them in the Acquisition Agreement.

This Variation Agreement is intended to modify only those provisions as set forth herein.  The balance of the Acquisition Agreement shall be deemed unchanged by any of the provisions of this Variation Agreement and otherwise confirmed in all respects.

Section 1.

The Company has raised concerns that certain of the conditions precedent to Completion  may prove difficult to achieve by the Company within the time periods envisaged for Completion.  After considering your submissions, the Purchaser acknowledges that it may not be possible for the Company to comply with the terms of conditions precedent Nos. 2, 4 and 6 as set in the Schedule 7 of Conditions Precedent.  Accordingly the Purchaser hereby agrees to the following:

Provided the Purchaser can be satisfied prior to Completion that:

(a)           The discussion of the Company with financing sources are sufficiently far advanced with relevant banks and financial institutions to justify the view that necessary loan financing and credit facilities will become available within a period of not more than four months from Completion in sufficient amounts to fund the Project based on the criteria referred to in the Completion Agreements, the Purchaser will not require the delivery of executed agreements with banks and/or financial institutions as a necessary prerequisite to Completion, and

(b)           The discussions of the Company with a suitably experienced and reliable contractor willing and able to provide the engineering, procurement and construction services in a manner which is consistent with the required criteria for construction of the bio ethanol plant as contemplated by the Project in accordance with the Plan and Budget to justify the view that you will be in a position to sign a contract providing for such services within a period of four months of Completion, the Purchaser will not require the production of an executed contract (the EPC contract) with such contractor as a necessary prerequisite to Completion.

(c)           The employment agreements may be with such persons as the Shareholders decide, provided that they are with persons with the requisite skills to implement the Project and the Business and the terms of the agreements are reasonably acceptable to the Purchaser.

(d)           The Purchaser’s acceptance of the above modifications set forth in (a) and (b) will be subject to being provided with evidence in writing that the discussions of the Company with the banks/financial institutions and with the EPC contractor are sufficiently advanced to justify the view that contracts will be signed within the periods of time set out above. The decision concerning whether such discussions are sufficiently far advanced to justify dispensing with executed agreements/contracts prior to Completion shall be entirely within the discretion and control of the Purchaser.

Section 2.

The following are additional modifications to the Acquisition Agreement that the parties thereto wish to make as an accommodation to each other with the object of being able to achieve Completion.  To the extent that the modifications below only reference one provision in the Acquisition Agreement, it is the intention of the parties that all such related or dependent or similar provisions are similarly modified so as to implement the intent of this Variation Agreement.

(a)           The Definitions Section is hereby modified to reflect that the Main Funding shall result in not less than net proceeds to the Purchaser of $35,000,000 but the Main Funding may be as much as $65,000,000 in gross proceeds, and the Purchaser is hereby permitted to issue securities in such amount as it may be required to complete the Main Funding.  Accordingly, the definition of Private Placement is also correspondingly modified.

(b)           The Definitions Section is hereby modified to reflect that the Financial Statements that may be required of the Company will be those that comply with the rules and regulations of the Securities Exchange Commission of the United States, which may be of a date subsequent to June 30, 2007, therefore, the Purchaser will have the right to demand such required Financial Statements in lieu of those in the definition of Financial Statements.

(c)           Section 3.3, is hereby modified to permit the percentage therein set forth to be adjusted depending on the number of Shares are sold in the Main Funding, such that the percentage may be reduced to approximately 25.82% and therefore such percentage as stated therein is not a minimum.  It is further understood that immediately after the Completion Date, the Company will have adjusted its outstanding shares of common stock so that it will have no more than 128,042,778 shares issued and outstanding if the Main Funding is $38,500,000 in gross proceeds and 157,487,222 shares issued and outstanding if the Main Funding is $65,000,000 in gross proceeds, all in accordance with a schedule agreed between the Shareholders and the Company.

(d)           Section 16.4, is hereby modified to permit the Completion to be within two weeks after the termination of the offering of securities in the Main Funding which currently contemplates an offering period ending on August 26, 2007 subject to extension by the Purchaser in agreement with the exclusive placement agent of not more than 30 days.

(e)           The Company and the Shareholders have reviewed the offering documents of the Purchaser for use in the Main Funding and the information therein set forth about the Company, the Project, Business Plan and the Business does not contain an untrue statement of a material fact nor omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstance under which they were made, not misleading.

Section 3.

This letter is intended to operate and shall be construed as a formal contract amendment. By signing the counterpart you agree to inform your Shareholders of the contents and they will be deemed to have knowledge of the contents and to have accepted the terms set out in this letter.

Please sign the counterpart of this letter by way acceptance of the variations as now confirmed.

Yours truly

/S/ Mark McLeary

President

The Four Rivers Bio-Energy Company Inc hereby acknowledges receipt of the letter of which this is a counterpart and confirm our acceptance of the contract variation in the above terms.
 /S/ Gary Hudson
President

Accepted and Agreed this 14th day of June, 2007

Confirmed by:

Kevin John Alexander	/S/ Kevin John Alexander

Jack N. Dunigan	/S/ Jack N. Dnigan

Gary Hudson	/S/ Gary Hudson

Alastair G. Mack	/S/ Alastair G. Mack

Stephen John Padgett	/S/ Stephen John Padgett

Gordon Weightman	/S/ Gordon Weightman

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